CLINICAL RESEARCH AGREEMENT




This Agreement, entered into as of the 15th day of July 1996 ("Effective Date"), between ICON ("ICON"), a clinical research corporation having its principal place of business at 190 West Germantown Pike, Suite 200, Norristown, PA 19401, and Carrington Laboratories, Inc. ("Carrington") having its principal place of business at 1300 East Rochelle Boulevard, Irving, TX 75016-8128.

                           WITNESSETH:

WHEREAS, ICON is engaged in the business of organizing, managing, monitoring and reporting clinical research programs; and

WHEREAS, Carrington is engaged in the development of pharmaceutical products; and

WHEREAS, Carrington desires ICON to initiate, manage, monitor and coordinate a clinical study program entitled:

Protocol 9009: A Double-Blind, Randomized, Placebo-Controlled Study of the Safety and Efficacy of Three Dose Regimens of Aliminase(TM) in the Treatment of Active Ulcerative Colitis.

and ICON desires to perform such activities relating to the clinical study program, all in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, the parties agree as follows:





                            SECTION 1

                          DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

1.1  "Study" shall mean the clinical study program known as:

Protocol 9009: A Double-Blind, Randomized, Placebo-Controlled Study of the Safety and Efficacy of Three Dose Regimens of Aliminase in the Treatment of Active Ulcerative Colitis.

1.2 "Protocol" shall mean the clinical protocol 9009 for the Study attached hereto as Exhibit C and incorporated herein by reference.

1.3  "Study Drug" shall mean the investigational drug Aliminase .

1.4 "Declaration" shall mean the Declaration of Helsinki, and subsequent amendments.

1.5 "GCP Guidelines" shall mean Good Clinical Practices as defined by the United States Food and Drug Administration.

1.6 "IRB" shall mean the Institutional Review Board as that term is defined under the Federal Food, Drug and Cosmetic Act.

1.7 "Regulatory Agency" shall collectively mean the United States Food and Drug Administration.

1.8 "Monitored Site" shall mean a hospital or clinic of a practicing physician selected by ICON to conduct the Study. Such Monitored Site shall provide patients for the Study, administer Study Drug to such patients, and record the patient data for the Study, in accordance with the Protocol.1.9 "Qualified Patient" shall mean any patient who meets the criteria for continuing participation in the Study, as set forth more fully in Protocol 9009, signs an IRB-approved informed consent form for the Study, and receives Study Drug.

1.10 "Completed Patient" shall mean any Qualified Patient who completes the Study and who, by reason of Protocol adherence and the completeness and accuracy of the data contained in the case report form ("CRF") can be included in the pool of cases whereby the clinical efficacy and safety of Study Drug may be assessed.


                              SECTION 2

                          SCOPE OF SERVICES

2.1 Services Under the terms and conditions hereof, ICON shall initiate, manage and monitor the Study. The Study shall involve the participation of 280 Qualified Patients and the Study shall be considered completed once completed CRFs for 280 such Patients are transferred to Carrington. The specifications and assumptions for the Study are attached as Exhibit A.

2.2 ICON Responsibilities ICON's services hereunder are as further described in Section 3 and 4 below. ICON shall give due consideration to any consultation or advice that Carrington from time to time may wish to make respecting ICON's conduct of the Study.


                               SECTION 3

                  CLINICAL MONITORING RESPONSIBILITIES

3.1 Conduct of Program. ICON shall carry out its obligations in accordance with the terms and conditions of this Agreement, the mandates of the IRB, the Declaration, the GCP Guidelines and all applicable national and local laws, and guidelines. ICON shall conduct the Study in a competent and professional manner consistent with the current state of clinical research. ICON shall at all times consult with Carrington on matters regarding safety considerations and Study implementation, and will adhere to Carrington's advice concerning same.

3.2 Staffing. ICON shall be responsible for providing all clinical research personnel involved in Study monitoring undertaken by it hereunder, as well as any necessary replacements. ICON shall provide clinical research associates (CRAs), qualified by education and experience to monitor clinical studies, all of whom will be exclusively dedicated to the study for the period of this Agreement.

3.3 Establishment of IRB. ICON shall ensure that an appropriate IRB established and constituted in accordance with GCP Guidelines, oversees the conduct of the Study at each site and that ICON's initiation, management, monitoring and coordination of the Study shall comply with the mandates of such IRB in respect thereof.

3.4 Informed Consent; CRFs; Supplies. ICON shall prepare a standard form of informed consent for patients to sign prior to their participation in the Study, which informed consent shall include the patient's authorization for Carrington, its representative or governmental agencies, including the Regulatory Agency, to review the patient's medical records and CRFs, and which shall be subject to the approval of Carrington and the IRB prior to any use thereof. Carrington shall have the responsibility of designing, reviewing and printing the CRFs. Carrington shall be responsible for providing adequate Study Drug, appropriately packaged, as required by the Protocol, and shall be responsible for shipment of the Study Drug to the Monitored Sites.

3.5  Investigator Meetings

The costs of investigator meetings, if required, shall be paid by Carrington separately from and in addition to ICON's fees as set out under Section 6.1 of this Agreement.

3.6  Monitoring Visits

(a)During the term of this Agreement, ICON personnel shall conduct regular on-site monitoring visits for all of the enrolled patients at Monitored Sites. Such visits shall be scheduled as considered necessary by ICON in consultation with Carrington for proper conduct of the Study, and the interval between successive visits will not normally exceed six weeks. In addition, ICON shall make regular telephone contact, at least once weekly, with each Monitored Site for a status report on the conduct of the Study.

(b)Carrington or a Carrington designee may conduct any additional monitoring and/or quality assurance visits if Carrington so desires and such Carrington personnel or Carrington designee may be accompanied by ICON personnel on these visits.

(c)In the event an ICON clinical monitor is unable, for any reason during the term of this Agreement, to fulfill his/her supervisory role in the monitoring responsibilities set forth herein, ICON shall replace the clinical monitor with a suitably qualified replacement monitor at no additional cost to Carrington.

3.7  Monitoring Procedures. The Monitored Sites shall be monitored by
ICON in order to ensure that the Study, as conducted at each Monitored
Site, complies with the requirements of the Protocol, the mandates of the IRB, the Declaration, the GCP Guidelines and all applicable national and local regulations and guidelines, as well as to monitor the following:
(a) the progress of the Study as conducted at each Monitored Site; (b) the continued acceptability of each Monitored Site and its clinical investigator; (c) the adequate maintenance of required records at each Monitored Site, which includes source documents, Monitored Site copies of CRFs, Study initiation documents, correspondence, and monitor records,
(d) the occurrence of any adverse events; (e) the quality of data preparation at each Monitored Site including but not limited to verification that CRFs are complete, authentic and accurate; (f) information regarding any Qualified Patients who do not complete the Study; (g) drug inventory and accountability records of each Monitored
Site, (h) the records of biological sampling and records of sample shipments at each Monitored Site; and (i) any such additional responsibilities as are hereafter agreed upon in writing by Carrington and ICON. On a periodic basis, or as requested in writing by Carrington, ICON shall advise and consult with Monitored Sites and/or their clinical investigators regarding questions concerning the Protocol, the conduct of the Study, and the preparation of data thereof.


3.8 Monitoring Visit Records. ICON shall maintain written records of each monitoring visit conducted by it hereunder, with an accurate record of each visit made to each Monitored Site by the Clinical Monitor or his/her designees, as well as a record of any inspections conducted by any governmental or Regulatory Agency. In no case shall a CRF be finally removed from a Monitored Site prior to its verification by a monitoring site visit.

3.9 Status Reports/Project Meetings ICON shall provide Carrington with monthly written reports on the progress of the Study, which reports shall advise of any problems, delays or extraordinary incidents occurring in the Study. Should Carrington require ICON personnel to attend project meetings at Carrington, the cost of such meetings shall be paid for by Carrington, separately from and in addition to ICON's fees under the terms of this Agreement.

3.10 Clinical/Statistical Report Carrington shall be responsible for the full clinical/statistical report.

3.11 Warranties ICON warrants that its activities shall be undertaken in compliance with the Declaration, GCP Guidelines and all applicable national and local laws, regulations and guidelines.

3.12 Regulatory Inspection Upon notification of an impending inspection by any Regulatory Agency or other government authority at ICON's premises, or at any Monitored Site, ICON shall notify Carrington immediately.

3.13 Further Compliance Upon request by any authorized officer or employee of any relevant Regulatory Agency, or other government authority, ICON shall permit such officer or employee, at reasonable times, to have access to and copy and verify any records and reports in ICON's possession or under ICON's custody or control relating to the Study, and shall submit such records or reports or copies thereof to the said Regulatory Agency upon its request.
                                SECTION 4

                       ADDITIONAL RESPONSIBILITIES


4.1 Administrative Services ICON shall perform the following Study administration services in conjunction with its monitoring responsibilities with respect to each Monitored Site:


(a) Identification and verification of qualifications and experience of prospective clinical investigators and submission of same to Carrington. ICON shall evaluate 35 appropriately qualified and experienced clinical investigators of which 30 will be initiated for the Study.

(b) Coordination of Study initiation at each Monitored Site to assure timely submission of appropriate documents and receipt of adequate supplies to facilitate enrollment and commencement of the Study.

(c) Orientation and training of all clinical investigators and relevant support personnel with regard to compliance with the Protocol and the Declaration, the GCP Guidelines and all applicable national and local laws, regulations and guidelines.

(d) Confirmation of clinical investigator performance with regard to the following aspects of the Study conducted at the respective Monitored
Site: the number of patients enrolled in the Study, the number of Qualified Patients participating in the Study, the number of Patients resulting from the Study, and the number of serious or unexpected adverse reactions occurring during the Study.

(e) Distribution to clinical investigators of safety information regarding Study Drug, which information shall be provided to ICON by Carrington.

(f) Notification of the Monitored Site/IRB of any subsequent Protocol amendments and of significant adverse events as provided for under
Section 9 below.

4.2 Other Services ICON shall also assist Carrington in any other way Carrington deems necessary or appropriate to coordinate with the Regulatory Agencies, IRB, or Monitored Sites in their completion of the Study and submission of Study data on a timely and satisfactory basis. If any additional services requested by Carrington result in extra costs to ICON which are not covered by the terms of this Agreement, such additional costs will be charged by ICON to Carrington as they are incurred (after prior discussion with Carrington).

                             SECTION 5
                       TERM AND TERMINATION

5.1 Term This Agreement shall, subject to Section 5.2 below, commence on the Effective Date and continue for 12 months, or such date as 280 completed CRFs for Qualified Patients are obtained by ICON. The termination date of the Study is defined as 7 days after ICON's notification by Carrington that patient recruitment is to cease.

5.2 Termination Not withstanding Section 5.1 above this Agreement may be terminated as follows:

(a) Default. Notice by either party to the other party in the event such other party materially breaches any provision of this Agreement, which breach continues and is not remedied within thirty (30) calendar days after the date of receipt of such notice.

(b) Insolvency. Notice of either party to the other party upon the insolvency or bankruptcy of such other party.

(c) Notice. Carrington or ICON may terminate this Agreement at any time upon sixty (60) days prior written notice to the other party; provided, however, that if the Study is terminated for reasons of patient safety, the 60-day notice requirement shall not apply and termination shall be effective immediately upon notification by telephone, which shall then be followed by written confirmation.
5.3 Transfer of Data and Materials. All data and other information resulting from the Study shall be the sole property of Carrington and shall be subject to Carrington's exclusive use, commercial or otherwise. Upon the termination of this Agreement or the Study for any reason, ICON shall provide for the return to Carrington of all completed, partially completed and unused CRFs, all unused supplies of Study Drug and all other materials of Carrington's in ICON's and Monitored Sites' possession or control, including but not limited to all data and other information resulting from the Study, within sixty (60) days of such termination. In the event that this Agreement or the Study is prematurely terminated, ICON shall complete work on the Study as expeditiously as possible and in accordance with Carrington's instructions and all applicable national and local laws, regulations, and guidelines.



                                 SECTION 6

                                  PAYMENT

6.1 Payment Subject to the terms and conditions hereof, in consideration for the services to be provided by ICON under the terms of this agreement, Carrington shall pay to ICON a fixed fee of $US2,123,218 (Two million, one hundred twenty-three thousand, two hundred and eighteen US dollars). Such fee shall be paid in accordance with the following schedule attached as Exhibit B.

6.2  Additional Payments

6.2.1  Extension Period Payments

In the event the Study is not completed by ICON during the term of this Agreement, for any of the following reasons, Carrington shall have the right to extend the period of the Study on a month-by-month basis, by paying staff costs in the sum of $US($49,156)(Forty nine thousand, one hundred and fifty six US dollars) plus expenses per month (or part of a month), such payment to be made on or before the first day of each month (or part of a month), so extended.

Such reasons are:

(a) Carrington fails to provide the Study Drug, or other information or materials required by the Protocol by one month from the date of this agreement.

(b) Carrington requests a delay or change in the Study that materially affects the progress of the Study.

(c) The progress of the Study is delayed due to causes customarily considered as force majeure, including fire, strike, war, embargo, delays in transportation, inability to obtain necessary supplies, or the act of any regulatory or governmental authority.


6.2.2. Other Services

ICON shall also assist Carrington in any other way Carrington deems necessary or appropriate to coordinate with Monitored Sites in their completion of the Study and submission of Study data on a timely and satisfactory basis. Should these services require an allocation of staff in addition to that provided for under other Sections of this Agreement, or the purchase of materials by ICON, Carrington shall pay such charges as agreed to in advance.


6.2.3 Payment for Premature Termination

(a) In the event this Agreement is terminated before conclusion of the Study for any reason, ICON shall use its best efforts to reduce the cost and/or loss incurred or suffered by Carrington as a result of such premature termination.

(b) In the event that this Agreement is terminated before conclusion of the Study by reason of any willful default by ICON, ICON shall repay to Carrington all payments made under this Agreement.

In the event this Agreement is terminated prior to conclusion of the Study for any reason other than ICON's default, insolvency or bankruptcy, then in lieu of amounts otherwise payable under Section 6.1 Carrington shall pay ICON in the amount of:

$US($147,468)(One hundred forty seven thousand, four hundred and sixty eight US dollars)

6.3  Address for Payments

All payments required to be made to ICON by Carrington shall be in the form of electronic funds or checks drawn on a U.S. bank, payable to ICON, whichever is faster. Checks should be mailed to:

ICON Clinical Research, Inc.
190 West Germantown Pike
Suite 200
Norristown, PA  19401



Electronic funds transfer should be made to:

CoreStates Bank
Trappe Center Branch Office
FC 3-6-1-1
130 West Main Street
Trappe, PA  19426-2025


For Credit to:ICON, Inc.

A/C No.:5917-1453

Sort Code No.:0310-00011



                               SECTION 7


         CONFIDENTIALITY, PUBLICATIONS, INVENTIONS, NON-COMPETITION

7.1 Confidentiality. All information received by ICON from Carrington and all data and other information developed with respect to Carrington or the study by ICON or its employees, agents, subcontractors or affiliates, is and shall be considered throughout the term of this Agreement and thereafter as Confidential Information, except for information which:

(a) at the time of disclosure thereof is or becomes part of the public domain through no breach or fault of ICON or its employees, agents, subcontractors, or affiliates. For the purpose of this Agreement, "affiliate" shall mean any company, partnership or other entity which directly or indirectly controls, is controlled by, or is under control with, ICON, "control" meaning an ownership of 50% or more of any issued share capital or the legal power to direct or cause the direction of the general management and policies of ICON.

(b) at the time of disclosure thereof by Carrington, is in ICON's lawful possession as evidenced by ICON's competent written records;

  ICON receives from a third party who has the right to disclose the same and who did not obtain such information in violation of Carrington's rights;

ICON shall hold such Confidential Information in strict confidence and shall only disclose Confidential Information to its employees, agents, and representatives including but not limited to clinical investigators and other personnel at all Monitored Sites on a need-to-know basis. ICON shall ensure that such employees, agents and representatives shall be bound and obligated by identical provisions of confidentiality as is ICON hereunder. ICON shall not disclose to any third party any of the Confidential Information without specific prior written authorization from Carrington with respect to such disclosure.

7.2 Papers Utilizing Study Data. ICON agrees, on behalf of itself, its employees, agents, subcontractors, and affiliates, not to publish or present the results of the Study without the prior written consent of Carrington, which consent is within Carrington's discretion. Before any such paper or abstract is submitted for publication or any such presentation or announcement is made, a complete copy of such paper or abstract, or a transcript of such presentation or announcement, shall be given to Carrington at least 60 (sixty) days prior to submission, presentation or announcement thereof to any third party. Carrington shall review any such paper, abstract or transcript and give its comments to the author and ICON promptly. ICON shall comply with Carrington's request to delete reference to Carrington's Confidential Information in any such paper, abstract, presentation or announcement, and to withhold publication, presentation or announcement of same for an additional 60 (sixty) days in order to permit Carrington to obtain patent or other proprietary protection, if Carrington deems it necessary or appropriate. Any publication approved by Carrington and published by Carrington or by one or more of the study investigators should incorporate at least one named co-author from ICON.


7.3 Inventions, etc. The results of the Study and all documentation generated therein (including CRFs and all or any intellectual property rights (including any copyrights therein)) and any inventions or discoveries (whether or not patentable), innovations, suggestions, ideas and reports made or developed by ICON as a result of performing services hereunder shall be promptly disclosed to Carrington and shall be sole property of Carrington Upon Carrington's request and at Carrington's expense, ICON shall execute such documents and take such actions as Carrington deems necessary or appropriate to obtain patent or other proprietary protection in Carrington's name concerning any of the foregoing. The obligations of this Section 7.3 shall apply to ICON's employees, agents and representatives involved in the services to be performed by it hereunder and ICON agrees to cause such parties to execute agreements ensuring compliance with this section.

                                     SECTION 8

                                INDEMNIFICATION


8.1  Indemnification by Carrington
Subject to Section 8.2 below Carrington shall indemnify ICON, its employees, affiliates, members of the IRB and clinical investigators (the "Indemnitees"), for the cost of defense and compensatory damages awarded, if any, arising out of any claim or lawsuit resulting from bodily injury caused by the administration of Study Drug supplied by Carrington for use in the Study, provided that:

(a)emdemnitees have used the Study Drug in accordance with accepted medical practices and in compliance with the Protocol and all precautions, indications and other instructions furnished by Carrington; and
(b)such bodily injury was not in any way caused by the negligence or wilful misconduct of Indemnitees.


8.2  Indemnification by ICON.

 ICON shall indemnify Carrington, its employees, affiliates, and agents for the cost of defense and compensatory damages awarded, if any, arising out of any claim or lawsuit resulting from bodily injury caused by the negligence or wilful misconduct of ICON, its employees, affiliates or agents, or the failure of ICON, its affiliates, employees or agents, to perform in accordance with the terms and conditions of this Agreement or in compliance with accepted medical practices or any precautions, indications or other instructions furnished by Carrington.



                                  SECTION 9

                                ADVERSE EVENTS


9.1 Adverse Events. A Monitored Site shall have the right to provide reasonable and customary treatment to any person involved in the Study who exhibits symptoms of an adverse event. Carrington shall pay for all necessary diagnostic assessment and medical treatment for any patient injury or illness directly resulting from administration of the Study Drug hereunder, when the Study Drug is used in accordance with the Protocol. If in the opinion of the clinical investigator and Carrington, the suspected adverse event proves to be non-Study Drug related, Carrington shall pay only the reasonable and customary costs associated with the diagnosis. Carrington's agreement to pay for the foregoing expenses is without prejudice to its right to seek financial reimbursement from such Monitored Site or ICON or in the event injury or illness results from the negligence or wilful misconduct of such Monitored Site or ICON or their respective employees or agents.

9.2 Notification. ICON shall report all significant adverse events, including but not limited to those that are serious and unexpected, to Carrington and if appropriate to the IRB. All serious adverse events shall be reported by ICON to Carrington orally within 24 hours of ICON being so notified, and then promptly thereafter followed up with written documentation. Carrington shall also notify the Regulatory Agency of serious adverse events or reactions after it has received clinical investigator reports thereof. Adverse events will also be recorded on CRFs.



                                    SECTION 10

                                  MISCELLANEOUS


10.1 Modification and waiver. No modification of this Agreement shall be deemed effective unless in writing and signed by each of the parties hereto, and no waiver of any right set forth herein shall be deemed effective unless in writing and signed by the party against whom enforcement of the waiver is sought.


10.2 Integration of Agreement. This Agreement represents the entire Agreement between the parties and supersedes all prior negotiations, representations or agreements, written or oral, regarding the Study. In the event of any conflict between the terms and conditions of this Agreement and those of the Protocol, the terms and conditions of this Agreement shall control.


10.3 Descriptive Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.


10.4 Applicable Law. This agreement shall be governed and construed in accordance with the laws of the the state of Texas.


10.5 Independent Contractor. ICON's status hereunder is that of an independent contractor and ICON has no authority to bind or act on behalf of Carrington except as otherwise specifically stated herein.


10.6 Use of Names. Each party, on behalf of itself, its employees and agents, agrees not to use the name of the other party or its employees or agents in any publication, promotional material or other written or oral statement for public distribution, relative to the subject matter or existence of this Agreement, except as otherwise required by law or as permitted under Section 7.2 of this Agreement or previously consented to in writing by the other party.

10.7  Notices. All notices hereunder shall be in writing as follows:

If to ICON address to:ICON Clinical Research, Inc.
190 West Germantown Pike
Suite 200
Norristown,  PA  19401

If to Carrington address to:
Carrington Laboratories, Inc.
1300 East Rochelle Boulevard
Irving, TX  75016-8128


Or to such other persons or addresses as either party may request by notice given as set forth above. Notices shall be deemed given at the time of personal delivery or 3 (three) business days after the date mailed in the manner set forth in this Section.


10.8 Third Parties; Assignment. ICON warrants and represents that proceeding and performing hereunder is not inconsistent with any contractual or other legal obligations it has and shall not be inconsistent with any contractual or other legal obligations it may hereafter have. ICON may not assign this agreement or its obligations hereunder, nor may it contract with third parties to perform any of its obligations hereunder, without Carrington's prior written consent.

10.9 Severability. If any of the provisions of, or a portion of any of the provisions of, this Agreement is held to be unenforceable or invalid by a court of competent jurisdiction, the validity and enforceability of the enforceable portion of any such provision and/or the remaining provisions shall not be affected thereby.


10.10 Counterparts. This agreement shall be executed in 2 counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.


IN WITNESS WHEREOF, the undersigned by their duly authorized representatives have executed this Agreement as of the Effective Date.



Carrington Laboratories, Inc.               ICON Clinical Research, Inc.



By:________________________                 By:_________________________
      Carlton E. Turner,                         M.D.Douglas W. Reed


Title:  President and CEO                   Title:  Secretary/Treasurer

Exhibit A  Fixed Fee Estimate and Assumptions


                      STUDY FEE ESTIMATE

Sponcer:          Carrington Laboratories

Study:            Protocol 9009:Placebo-Controlled Study of Oral
                  Acemannan in Ulcerative Colitis

Date:             September 9, 1996
-----------------------------------------------------------------------

                                                          US Dollars

1.  Investigator Grants:
    Investigator Fees: 280 patients@$3,500 per patient     $980,000

2.  IRB Approval:

3.  Project Team (12 months) *

    Project Manager                                          62,058
    CRAs                                                    369,240
    Clinical Research Assistant                              70,524
    Clinical Data Auditor                                    25,776
    Medical Reviewer                                         28,644
    Quality Assurance                                        33,610
    Secretarial Personnel                                    21,450
                                                            -------
                                                Subtotal    611,320

4.  Travel Costs *

    Site Evaluations                       35 visits         42,000
    Initiation                             30 visits         36,000
    Monitoring                            150 visits        187,920
    QA                                      6 visits          7,920
    Close Out                              30 visits         39,600
                                                            -------
                                                Subtoal     313,440

5.  Communications with the sites: *                         29,700

6.  Investigator Meeting (83 attendees)
    2 delegates per site (70), 7 ICON & 6 Carrington
    Personnel                                               108,000

7.  Clinical Grant Administration *                          16,500

8.  Overhead                                                 58,258
    * Overhead charge is applied to these items
                                                            --------

                                           GRAND TOTAL   $2,123,218

                            STUDY FEE ESTIMATE

Sponcer:          Carrington Laboratories

Study:            Protocol 9009:Placebo-Controlled Study of Oral
                  Acemannan in Ulcerative Colitis

Date:             September 9, 1996
-----------------------------------------------------------------------

                              ASSUMPTIONS

ICON has based its fixed fee cost estimate on an 12-month study period, including a 5-month patient enrollment period.

1.Per Protocol 9009, 280 patients will be enrolled.

2.Visits include 1 placement to 35 sites and 1 initiation visit, 5 monitoring visits, and 1 close-out visit to 30 sites (8 visits/site). Six sites will undergo a QA audit.

3.Costs for running off-site meetings have not been included.

4.Cost does not include drug distribution.

5.CRF printing costs have not been included.

6.Carrington Labs will be responsible for subcontracting the central laboratory (SciCor).

7.Investigator fee payments will be prorated according to visits completed as follows:

Visit #             1(Screen)        2       3         Total
Cost per Visit      $1610.00     $460.00  $1430.00   $3500.00

8.All courier services will be paid by Carrington on a pass-through basis. The main courier will be UPS. UPS charges will be charged directly to Carrington's UPS account number. Carrington also agrees that, at the discretion of the ICON Clinical Project Manager, FedEx may be used to expedite shipments as needed.

9.ICON will use the following travel policy during the conduct of the study:

A. Documentation.  Retain receipts for all amounts in excess of $25.
B. Airfare. Carrington Laboratories will reimburse ICON for airfare at actual cost, but not greater than economy or coach rates unless Carrington Laboratories has provided prior approval.
C. Hotels. ICON will put forth its best efforts to reserve hotel rooms at reasonable business travel rates.
D. Rental Cars. ICON has negotiated a special rate with Avis. Where available, ICON staff will rent a compact class car or smaller.
E. Meal Reimbursement. Meals will be reimbursed at actual cost, but in no case will reimbursement total more than $65 per day. The $65 per day rate cannot be "carried" from day to day. Meal reimbursement will be tallied separately on each expense summary.

F. Sundries and Incidentals. Ordinarily, it is expected that reimbursements for sundries and incidentals (for example, toiletries, batteries, passports) should not be necessary. Incidental expenses of a personal nature will generally not be reimbursable by Carrington Laboratories. An exception is reasonable laundry expenses, which will be reimbursed by Carrington Laboratories when ICON staff travel for greater than three consecutive days away from home on Carrington Laboratories-related business only.
G. Tipping Tipping should follow local customs for business travel(approximately 15%).
H.Telephone. One personal long distance call home per day of reasonable duration will be reimbursable. A telephone credit card will be used where possible to avoid hotel telephone surcharges.
I.Entertainment. Shows, movies, video rentals, magazines and newspapers are not reimbursable.


                        Exhibit B  Payment Schedule*
                             Payment Schedule

Carrington Laboratories: Protocol 9009; Ulcerative Colitis


                      Monthly
Payment No.   1996    Installment   Description                   Total
----------    ----    -----------   --------------------------  --------
1**           Sep     $212,322      10% up-front                $212,000
2             Oct      212,322      first patient enrolled       212,322
3             Nov      212,322      patients 2-70 enrolled       212,322
4             Dec      212,322      patients 71-140 enrolled     212,322

              1997
5             Jan      212,322      patients 141-210 enrolled    212,322
6             Feb      212,322      patients 211-280 enrolled    212,322
7             Mar      212,322      patients 1-70 completed      212,322
8             Apr      212,322      patients 71-140 completed    212,322
9             May      212,322      patients 141-210 completed   212,322
10            Jun      212,320      10% final payment            212,320

Total               $2,123,218                                 $2,123,218

* Each payemnt shall be due and payable within thirty (30) days of receipt of the invoice by Carrington Laboratories.

**  None-refundable start-up payment.

*** Final payment to be paid upon ICON's completion of all services provided For in this Agreement and Carrington's receipt of all study documents, including resolution of all queries generated from Carrington's internal audit of the case report.


                                   Exhibit C

                                    Protocol